FOR IMMEDIATE RELEASE

Contacts: Dan Loh (Investors) –(914) 701-8200

Elizabeth Roach (Media) – (914) 701-6576

Atlas Air Worldwide
Reports Strong First-Quarter Earnings Growth,
Increases Full-Year 2018 Earnings Outlook

Strategic Execution, Strong Customer Demand Drive Results and Outlook
1Q18 Reported Income Rose to $9.6 Million
1Q18 Adjusted Income Grew to $23.8 Million

Low- to Mid-30% Earnings Growth Now Expected in 2018

PURCHASE, N.Y., May 3, 2018 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced strong increases in revenue, earnings and adjusted EBITDA for the first quarter of 2018, and an upwardly revised outlook for full-year 2018 growth in revenue, adjusted earnings and adjusted EBITDA.

“Our volumes and revenue grew by more than 20% in the first quarter, and our reported income, adjusted income and adjusted EBITDA rose even more sharply,” said President and Chief Executive Officer William J. Flynn.

“The strategic initiatives that we have put in place over many years have transformed our company. Our focus on express, e-commerce and fast-growing global markets has broadened our customer base and fleet. We are growing across all of our fleet types. We are operating in a strong airfreight environment and growing global economy.

“Our recent placement of a second 747-400 ACMI freighter with DHL Global Forwarding (DGF), the world’s largest airfreight forwarding company, underscores how well-positioned we are to capitalize on market dynamics to serve our customers. This second aircraft for DGF adds further controlled capacity on growing trade lanes where it expects demand volumes to continue to exceed capacity.

“With the demand we are seeing for our aircraft and services, we now expect our revenue to exceed $2.5 billion in 2018. We project adjusted EBITDA to increase to more than $500 million. And we anticipate our full-year adjusted net income will grow by a low- to mid-30% level compared with 2017, up from our prior outlook of mid-20% growth.”

First-Quarter Results

Volumes in the first quarter of 2018 increased 21% to 66,495 block hours, with revenue growing 24% to $590.0 million.

Reported income from continuing operations, net of taxes, during the period totaled $9.6 million, or $0.37 per diluted share, compared with $0.04 million, or $0.00 per diluted share, in the first quarter of 2017. Reported results for the latest quarter included an unrealized loss on outstanding warrants of $7.7 million compared with an unrealized loss on outstanding warrants of $5.2 million in the year-ago period.

On an adjusted basis, income from continuing operations, net of taxes, in the first quarter of 2018 increased $15.5 million to $23.8 million, or $0.86 per diluted share, from adjusted income of $8.3 million, or $0.31 per diluted share, in the year-ago quarter. Adjusted EBITDA increased $29.9 million to $93.8 million.

Increased ACMI segment revenue and contribution in the first quarter of 2018 were primarily driven by significant growth in block-hour volumes and a higher average rate per block hour, partially offset by higher heavy maintenance expense and amortization of deferred maintenance costs. Block hours grew 28% during the period, reflecting increased 767 flying for Amazon, the start-up of 747-400 flying for several new customers, and the redeployment of 747-8F aircraft from the Charter segment to ACMI. The increase in the average rate during the quarter primarily reflected the impact of new 747-400F and 747-8F flying.

Higher Charter segment contribution during the period was primarily driven by an increase in yields and higher aircraft utilization, partially offset by the redeployment of 747-8 aircraft to the ACMI segment. Higher average rates during the quarter primarily reflected an increase in yields, higher fuel prices, and the impact of Charter capacity purchased from ACMI customers that had no associated Charter block hours.

In Dry Leasing, higher segment contribution primarily reflected the placement of additional 767-300 converted freighter aircraft and the placement of a 777-200 freighter in February 2018.

Reported earnings in the first quarter of 2018 also included an effective income tax rate of 28.3%, due mainly to nondeductible changes in the value of outstanding warrants. On an adjusted basis, our results reflected an effective income tax rate of 16.1%.

Cash and Short-Term Investments

At March 31, 2018, our cash and cash equivalents, short-term investments and restricted cash totaled $147.5 million, compared with $305.5 million at December 31, 2017.

The change in position resulted from cash used for investing activities, partially offset by cash provided by operating and financing activities.

Net cash used for investing activities during the first quarter of 2018 primarily related to capital expenditures and payments for flight equipment and modifications, including the acquisition of 777-200 aircraft, 767-300 aircraft to be converted to freighter configuration, spare engines and GEnx engine performance upgrade kits.

Net cash provided by financing activities during the period primarily reflected proceeds from our revolving credit facility, partially offset by payments on debt obligations.

Increasing 2018 Outlook

We are increasing our outlook for 2018 to reflect our strong first-quarter results and our expectation for significant volume, revenue, and earnings growth.

With solid demand from our customers for our aircraft and services, and with the essential building blocks our strategic initiatives have set in place, we see opportunities to grow with existing customers and to add new ones.

Globally, economic activity is expanding. The airfreight market is strong, and airfreight tonnage continues to grow from record levels.

As a result, we see volumes rising approximately 19% to around 300,000 block hours in 2018, with about 75% of our hours in ACMI and the balance in Charter.

For the full year, we expect our revenue to exceed $2.5 billion, our adjusted EBITDA to increase to more than $500 million, and our adjusted net income to grow by a low- to mid-30% level compared with 2017.

We also expect our full-year 2018 adjusted income tax rate to be approximately 16%.

For the second quarter, we expect adjusted EBITDA to exceed $100 million, and adjusted net income to increase 30% to 35% compared with first-quarter 2018 adjusted net income of $23.8 million.

Aircraft maintenance expense in 2018 is expected to total approximately $320 million, mainly reflecting an increase in daily line maintenance due to the anticipated growth in block hours. Depreciation and amortization is expected to total approximately $220 million. In addition, core capital expenditures, which exclude aircraft and engine purchases, are expected to total approximately $100 to $110 million, mainly for parts and components for our fleet.

We provide guidance on an adjusted basis because we are unable to predict, with reasonable certainty, the effects of outstanding warrants and other items that could be material to our reported results.

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s first-quarter 2018 financial and operating results at 11:00 a.m. Eastern Time on Thursday, May 3, 2018.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information,” click on “Presentations” and on the link to the first-quarter call) or at the following Web address:

https://edge.media-server.com/m6/p/gf5yfcfi

For those unable to listen to the live call, a replay will be archived on the above websites following the call. A replay will also be available through May 10 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 6773418#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted income from continuing operations, net of taxes; Adjusted Diluted EPS from continuing operations, net of taxes; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Income from continuing operations, net of taxes; Diluted EPS from continuing operations, net of taxes; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

Adjusted EBITDA; Adjusted income from continuing operations, net of taxes; and Adjusted Diluted EPS from continuing operations, net of taxes, provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted income from continuing operations, net of taxes.

Adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers a broad array of Boeing 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon, including the cost and timing of securing any aircraft necessary to fulfill our agreements; the risk that the anticipated benefits of our agreements with Amazon will not be realized when expected, or at all; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations, work stoppages and service slowdowns; the outcome of pending negotiations with our pilots’ union; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; changes to our provisional estimates of the impact of the U.S. Tax Cuts and Jobs Act of 2017; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2018 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publically any forward-looking statement to reflect future events or circumstances.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2018	March 31, 2017
Operating Revenue	$590,014	$475,394
Operating Expenses
Salaries, wages and benefits	125,082	104,087
Aircraft fuel	96,303	82,432
Maintenance, materials and repairs	84,879	72,816
Depreciation and amortization	49,630	37,894
Travel	39,847	32,359
Aircraft rent	39,524	36,073
Navigation fees, landing fees and other rent	35,597	18,535
Passenger and ground handling services	28,062	25,123
Gain on disposal of aircraft	—	(54)
Transaction-related expenses	270	915
Other	50,251	41,178

Total Operating Expenses	549,445	451,358

Operating Income	40,569	24,036

Non-operating Expenses (Income)
Interest income	(1,724)	(1,256)
Interest expense	27,342	21,524
Capitalized interest	(1,750)	(1,780)
Unrealized loss on financial instruments	7,740	5,213
Other income	(4,475)	(253)

Total Non-operating Expenses (Income)	27,133	23,448

Income from continuing operations before income taxes	13,436	588
Income tax expense	3,808	553

Income from continuing operations, net of taxes	9,628	35
Loss from discontinued operations, net of taxes	(16)	(787)

Net Income (Loss)	$9,612	$(752)

Earnings per share from continuing operations:
Basic	$0.38	$—

Diluted	$0.37	$—

Loss per share from discontinued operations:
Basic	$(0.00)	$(0.03)

Diluted	$(0.00)	$(0.03)

Earnings (loss) per share:
Basic	$0.38	$(0.03)

Diluted	$0.37	$(0.03)

Weighted average shares:
Basic	25,436	25,162

Diluted	25,956	25,744

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	March 31, 2018 December 31, 2017

Assets
Current Assets
Cash and cash equivalents	$119,294	$280,809
Short-term investments	17,127	13,604
Restricted cash	11,110	11,055
Accounts receivable, net of allowance of $4,542 and $1,494, respectively	195,117	194,478
Prepaid maintenance	25,641	13,346
Prepaid expenses and other current assets	64,904	74,294

Total current assets	433,193	587,586
Property and Equipment
Flight equipment	4,658,870	4,447,097
Ground equipment	72,909	70,951
Less: accumulated depreciation	(739,778)	(701,249)
Flight equipment modifications in progress	242,084	186,302

Property and equipment, net	4,234,085	4,003,101
Other Assets
Long-term investments and accrued interest	10,680	15,371
Deferred costs and other assets	234,615	242,919
Intangible assets, net and goodwill	104,259	106,485

Total Assets	$5,016,832	$4,955,462

Liabilities and Equity
Current Liabilities
Accounts payable	$90,333	$65,740
Accrued liabilities	430,146	454,843
Current portion of long-term debt and capital lease	223,308	218,013

Total current liabilities	743,787	738,596
Other Liabilities
Long-term debt and capital lease	2,047,562	2,008,986
Deferred taxes	217,223	214,694
Financial instruments and other liabilities	215,961	203,330

Total other liabilities	2,480,746	2,427,010
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 30,544,374 and 30,104,648 shares issued, 25,560,678 and 25,292,454 shares outstanding (net of treasury stock), as of March 31, 2018 and December 31, 2017, respectively	305	301
Additional paid-in-capital	721,577	715,735
Treasury stock, at cost; 4,983,696 and 4,812,194 shares, respectively	(203,950)	(193,732)
Accumulated other comprehensive loss	(4,635)	(3,993)
Retained earnings	1,279,002	1,271,545

Total stockholders’ equity	1,792,299	1,789,856

Total Liabilities and Equity	$5,016,832	$4,955,462

[1]	Balance sheet debt at March 31, 2018 totaled $2,270.9 million, including the impact of $97.4 million of unamortized discount and debt issuance costs of $48.3 million.

[2]	The face value of our debt at March 31, 2018 totaled $2,416.6 million, compared with $2,378.8 million on December 31, 2017.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Three Months Ended

	March 31, 2018	March 31, 2017

Operating Activities:
Income from continuing operations, net of taxes	$9,628	$35
Less: Loss from discontinued operations, net of taxes	(16)	(787)

Net Income (Loss)	9,612	(752)
Adjustments to reconcile Net Income (Loss) to net cash provided by operating activities:
Depreciation and amortization	59,796	43,217
Accretion of debt securities discount	(270)	(307)
Provision for allowance for doubtful accounts	3,064	435
Unrealized loss on financial instruments	7,740	5,213
Gain on disposal of aircraft	—	(54)
Deferred taxes	3,716	418
Stock-based compensation	5,846	4,212
Changes in:
Accounts receivable	(3,414)	8,134
Prepaid expenses, current assets and other assets	(986)	(30,336)
Accounts payable and accrued liabilities	(15,979)	(11,526)

Net cash provided by operating activities	69,125	18,654
Investing Activities:
Capital expenditures	(26,091)	(21,673)
Payments for flight equipment and modifications	(236,536)	(118,897)
Proceeds from investments	1,438	631
Proceeds from disposal of aircraft	—	137

Net cash used for investing activities	(261,189)	(139,802)
Financing Activities:
Proceeds from debt issuance	19,357	—
Payment of debt issuance costs	(810)	(90)
Payments of debt	(56,819)	(47,099)
Proceeds from revolving credit facility	75,000	150,000
Customer maintenance reserves and deposits received	4,094	14,837
Customer maintenance reserves paid	—	(6,384)
Purchase of treasury stock	(10,218)	(9,430)

Net cash provided by financing activities	30,604	101,834
Net decrease in cash, cash equivalents and restricted cash	(161,460)	(19,314)
Cash, cash equivalents and restricted cash at the beginning of period	291,864	138,250

Cash, cash equivalents and restricted cash at the end of period	$130,404	$118,936

Noncash Investing and Financing Activities:
Acquisition of flight equipment included in Accounts payable and accrued liabilities	$61,846	$48,015

Acquisition of flight equipment under capital lease	$—	$32,380

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2018	March 31, 2017[1]
Operating Revenue:
ACMI	$266,380	$200,694
Charter	285,197	243,898
Dry Leasing	36,392	26,757
Customer incentive asset amortization	(2,596)	(445)
Other	4,641	4,490

Total Operating Revenue	$590,014	$475,394

Direct Contribution:
ACMI	$40,872	$35,580
Charter	34,278	16,833
Dry Leasing	11,359	9,723
Total Direct Contribution for Reportable Segments	86,509	62,136

Unallocated income and expenses, net	(65,063)	(55,474)
Unrealized loss on financial instruments	(7,740)	(5,213)
Transaction-related expenses	(270)	(915)
Gain on disposal of aircraft	—	54

Income from continuing operations before income taxes	13,436	588

Add back (subtract):
Interest income	(1,724)	(1,256)
Interest expense	27,342	21,524
Capitalized interest	(1,750)	(1,780)
Unrealized loss on financial instruments	7,740	5,213
Other income	(4,475)	(253)

Operating Income	$40,569	$24,036

[1]	The direct contribution amounts for the ACMI and Charter segments and the unallocated income and expenses, net above have been revised to reflect immaterial adjustments. The company does not believe the impact to the previously issued consolidated financial statements was material.

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct operating and ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different commercial and economic characteristics, which are separately reviewed by our chief operating decision maker.

Direct Contribution consists of income (loss) from continuing operations before taxes, excluding special charges, transaction-related expenses, nonrecurring items, losses (gains) on the disposal of aircraft, losses on early extinguishment of debt, unrealized losses (gains) on financial instruments, gains on investments, and unallocated income and expenses, net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated income and expenses, net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue and other nonoperating costs.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2018	March 31, 2017	Percent Change

Income from continuing operations, net of taxes	$9,628	$35	NM
Impact from:
Gain on disposal of aircraft	—	(54)
Costs associated with transactions[1]	270	915
Accrual for legal matters and professional fees	218	74
Noncash expenses and income, net[2]	6,675	2,412
Unrealized loss on financial instruments	7,740	5,213
Income tax effect of reconciling items	(747)	(320)
Adjusted income from continuing operations, net of taxes	$23,784	$8,275	187.4%

Weighted average diluted shares outstanding	25,956	25,744
Add: dilutive warrant[3]	1,653	1,111
Adjusted weighted average diluted shares outstanding	27,609	26,855

Adjusted Diluted EPS from continuing operations, net of taxes	$0.86	$0.31	177.4%

[1]	Costs associated with transactions related to integration costs associated with our acquisition of Southern Air.

[2]	Noncash expenses and income, net primarily related to amortization of debt discount on convertible notes and amortization of the customer incentive asset related to outstanding warrants.

[3]	Dilutive warrants represent potentially dilutive common shares related to outstanding warrants. These shares were excluded from Diluted EPS from continuing operations, net of taxes, prepared in accordance with GAAP as they would have been antidilutive.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2018	March 31, 2017
Net Cash Provided by Operating Activities	$69,125	$18,654
Less:
Capital expenditures	26,091	21,673
Capitalized interest	1,750	1,780

Free Cash Flow[1]	$41,284	$(4,799)

11

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2018			March 31, 2017
Income from continuing operations, net of taxes	$	9,628		$35
Income tax expense		3,808		553

Income from continuing operations before income taxes		13,436		588
Noncash expenses and income, net[1]		6,675		2,412
Gain on disposal of aircraft		—		(54)
Costs associated with transactions[2]		270		915
Accrual for legal matters and professional fees		218		74
Unrealized loss on financial instruments		7,740		5,213

Adjusted pretax income		28,339		9,148
Interest expense (income), net[3]		20,262		17,117
Other non-operating income		(4,475)		(253)

Adjusted operating income		44,126		26,012
Depreciation and amortization		49,630		37,894

Adjusted EBITDA[4]	$	93,756		$63,906

Income tax expense	$	3,808		$553
Income tax effect of reconciling items[5]		(747)		(320)
Adjusted income tax expense		4,555		873
Adjusted pretax income	$	28,339		$9,148

Adjusted effective tax rate		16.1	%	9.5%

[1]	Noncash expenses and income, net primarily related to amortization of debt discount on convertible notes and the amortization of customer incentive asset related to outstanding warrants.

[2]	Costs associated with transactions related to integration costs associated with our acquisition of Southern Air.

[3]	Reflects impact of noncash expenses and income related to convertible notes, debt, and investments.

[4]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, noncash interest expenses and income, net, gain on disposal of aircraft, transaction-related expenses, accrual for legal matters and professional fees, and unrealized loss on financial instruments, as applicable.

[5]	See Non-GAAP reconciliation of Adjusted income from continuing operations, net of taxes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			Increase/
	March 31, 2018	March 31, 2017		(Decrease)
Block Hours
ACMI	49,862		38,916	10,946
Charter	16,060		15,784	276
Cargo	11,390		10,939	451
Passenger	4,670		4,845	(175)
Other	573		416	157

Total Block Hours	66,495		55,116	11,379

Revenue Per Block Hour
ACMI	$5,342		$5,157	$185
Charter	$17,758	$	15,452	$2,306
Cargo	$18,051	$	15,289	$2,762
Passenger	$17,044	$	15,820	$1,224
Average Utilization (block hours per day)
ACMI[1]	8.4		8.7	(0.3)
Charter
Cargo	9.7		8.7	1.0
Passenger	8.6		7.8	0.8

All Operating Aircraft[1,2]	8.7		8.7	—
Fuel
Charter
Average fuel cost per gallon	$2.14		$1.88	$0.26
Fuel gallons consumed (000s)	44,950		43,927	1,023

[1]	ACMI and All Operating Aircraft averages in the first quarter of 2018 reflect the impact of increases in the number of CMI aircraft and amount of CMI flying compared with the same period of 2017.

[2]	Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/
	March 31, 2018	March 31, 2017	(Decrease)
Segment Operating Fleet (average aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	9.0	7.0	2.0
747-400 Cargo	15.8	12.8	3.0
747-400 Dreamlifter	3.1	3.0	0.1
777-200 Cargo	5.0	5.0	—
767-300 Cargo	17.2	5.8	11.4
767-200 Cargo	9.0	9.0	—
737-400 Cargo	5.0	5.0	—
747-400 Passenger	1.0	1.0	—
767-200 Passenger	1.0	1.0	—

Total	66.1	49.6	16.5
Charter
747-8F Cargo	1.0	2.9	(1.9)
747-400 Cargo	11.7	11.0	(0.7)
767-300 Cargo	0.3	—	0.3
747-400 Passenger	2.0	2.0	—
767-300 Passenger	4.0	4.9	(0.9)

Total	19.0	20.8	(1.8)
Dry Leasing
777-200 Cargo	6.3	6.0	0.3
767-300 Cargo	14.0	3.6	10.4
757-200 Cargo	1.0	1.0	—
737-300 Cargo	1.0	1.0	—
737-800 Passenger	1.0	1.0	—

Total	23.3	12.6	10.7

Less: Aircraft Dry Leased to CMI customers	(14.3)	(3.6)	(10.7)

Total Operating Average Aircraft Equivalents	94.1	79.4	14.7

Out of Service[2]	—	—	—

[1]	ACMI average fleet excludes spare aircraft provided by CMI customers.

[2]	Out-of-service aircraft temporarily parked during the period.